                                CREDIT AGREEMENT


                 THIS CREDIT AGREEMENT is dated as of ___________, 1997 and is between TELE-COMMUNICATIONS, INC., a Delaware corporation ("TCI"), and TCI VENTURES GROUP, LLC, a Delaware limited liability company (the "Company").


RECITALS:

                 A. The Company was formed on June 26, 1997 for the purpose of holding the assets that will comprise the Ventures Group businesses of TCI. The Company is a wholly owned indirect subsidiary of TCI.

                 B.       TCI has offered to issue shares of
Tele-Communications, Inc. Series A TCI Ventures Group Common Stock, $1.00 par value per share (the "Series A Ventures Stock") in exchange for up to 188,661,300 shares of Tele-Communications, Inc. Series A TCI Group Common Stock, $1.00 par value per share, and shares of Tele-Communications, Inc. Series B TCI Ventures Group Common Stock, $1.00 par value per share (the "Series B Ventures Stock") in exchange for up to 16,266,400 shares of Tele-Communications, Inc. Series B TCI Group Common Stock, $1.00 par value per share (collectively, the "Exchange Offers"). As a result of the Exchange Offers, the Series A Ventures Stock and the Series B Ventures Stock will be intended to reflect the separate performance of the TCI Ventures Group, which includes TCI's principal international assets and substantially all of TCI's non-cable and non-programming domestic assets.

                 C. To provide the Company with a source of financing after the Exchange Offers, the Company has requested TCI to establish a revolving credit facility pursuant to which the Company may obtain loans in an aggregate principal amount outstanding at any one time not exceeding $500,000,000 (the "Revolving Loans").

                 NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I.
                              CERTAIN DEFINITIONS


                 "Business Day" shall mean any day (other than a Saturday, Sunday or legal holiday in the State of Colorado or in the State of New York) on which banks are open for business in Denver, Colorado and New York, New York.

                 "Commitment Fee" shall have the meaning set forth in section 2.05.

                 "Company" shall have the meaning set forth in the recitals.

                 "Default" shall mean an event that with the giving of notice or the passage of time (or both) would constitute an Event of Default.

                 "Event of Default or Events of Default" shall have the meanings set forth in Article V.

                 "Exchange Offers" shall have the meaning set forth in the recitals.

                 "Expiration Date" shall mean the date on which the Exchange Offers expire.

                 "Indebtedness" shall mean, with respect to any Person, without duplication: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, notes, debentures or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the ordinary course of business), and (v) all obligations of such Person in respect of letters of credit and bankers acceptances. The term "Indebtedness" shall not include the obligation of any Person guaranteeing the Indebtedness of any other Person.

                 "Interest Payment Date" shall have the meaning set forth in section 2.02(b).

                 "Maturity Date" shall mean _________, 2002.

                 "Maximum Rate" shall have the meaning set forth in section 2.02(d).

                 "Note or Notes" shall mean the promissory note or notes executed pursuant to the Revolving Loans by the Company as maker in favor of TCI and in substantially the form of Exhibit A.

                 "Person" shall mean any natural person, corporation, limited liability company, partnership, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or any other entity, whether acting in an individual, fiduciary or other capacity.

                 "Prepayment Notice" shall have the meaning set forth in
Section 2.03(b).

                 "Revolving Loan Commitment" shall mean $500,000,000 principal amount, as such amount may be reduced from time to time pursuant to Section 2.04.

                 "Revolving Loan Commitment Termination Date" shall mean the date on which the commitment of TCI to make Revolving Loans under this Credit Agreement shall terminate in accordance with Section 2.04.

                 "Revolving Loans" shall have the meaning set forth in the recitals.

                 "Series A Ventures Stock" shall have the meaning set forth in the recitals.

                 "Series B Ventures Stock" shall have the meaning set forth in the recitals.

                 "Subsidiary" shall mean (with respect to any Person) any corporation, limited liability company, partnership or joint venture, whether now existing or hereafter organized or acquired in which: (i) (in the case of a corporation) securities having a majority of the voting power in the election of directors (excluding for these purposes securities that entitle the holder to vote only upon the occurrence of a contingency) are at the time owned, directly or indirectly, by such Person and/or one or more of its Subsidiaries, or (ii) (in the case of a limited liability company, partnership or joint venture): (y) the managing general partner is such Person or one or more of its Subsidiaries, or (z) a majority of the ownership interests are owned, directly or indirectly, by such Person or one or more of its Subsidiaries.

                 "TCI" shall have the meaning set forth in the recitals.

                 "Unused Portion of the Revolving Loan Commitment" shall mean, as of any date, the Revolving Loan Commitment as of such date less the aggregate unpaid principal amount of all Revolving Loans outstanding as of such date.

                                  ARTICLE II.
                              THE REVOLVING LOANS


                 SECTION 2.01  Revolving Loans.

                 (a) Upon the terms and subject to the conditions set forth in this Credit Agreement, TCI agrees to originate the Revolving Loans on a revolving credit basis to the Company, from time to time, from the Expiration Date until the Revolving Loan Commitment Termination Date, at such time and in such amounts as the Company shall request, in an aggregate principal amount at any time outstanding not in excess of the Revolving Loan Commitment. Upon the terms and subject to the conditions set forth in this Credit Agreement, the Company may borrow, repay and reborrow funds from TCI.

                 (b) To effect a borrowing under the Revolving Loan Commitment, the Company shall give TCI irrevocable written notice not less than three (3) Business Days before a requested borrowing. Such notice shall in each case be signed by an authorized officer and shall refer to this Credit Agreement and specify: (i) the amount of the requested borrowing under this Credit Agreement, (ii) the date (which shall be a Business Day) on which the Company is to receive the proceeds of such borrowing, and (iii) that all conditions to such borrowing set forth in Article IV of this Credit Agreement have been satisfied. The Company shall be deemed to be making, as of the date of the delivery of the borrowing notice, the representations and warranties contained in Article III of this Credit Agreement by the act of delivering such borrowing notice to TCI.

                 (c) The Revolving Loans made by TCI shall be evidenced by the Notes (which shall be in the form of Exhibit A) duly executed on behalf of the Company. TCI shall endorse on the schedule attached to the Notes, or otherwise record in its internal records, an appropriate notation evidencing the date and amount of each Revolving Loan, each payment and prepayment of the principal amount of any Revolving Loan and other information provided for on such schedule; provided, however, that the failure of TCI to make such a notation or any error in such notation shall not affect the obligation of the Company to repay the Revolving Loans in accordance with the terms of this Credit Agreement and the Notes.

                 SECTION 2.02  Interest on Revolving Loans.

                 (a) Subject to Section 2.02(d) below, the principal amount of each Revolving Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to The Bank of New York's prime rate (as in effect from time to time), plus 1% per annum.

                 (b) Interest on each Revolving Loan shall be due and payable on a quarterly basis, commencing December 31, 1997, and each March 31, June 30, September 30 and December 31 thereafter (each an "Interest Payment Date").

                 (c) If the Company shall default in the payment of the principal of, or interest on any Revolving Loan, or on any other amount becoming due hereunder, by reason of an Interest Payment Date, the Maturity Date or acceleration, the Company shall, on demand from time to time from TCI, pay interest, to the extent permitted by law, on such defaulted amount up to the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the interest rate then in effect pursuant to Section 2.02(a) above, plus 2%.

                 (d) All agreements between the Company and TCI are expressly limited so that in no contingency or event whatsoever shall the interest paid or agreed to be paid to TCI for the use, forbearance, or detention of the indebtedness evidenced by the Notes exceed the maximum rate permissible under applicable law (the "Maximum Rate"). If from any circumstance TCI should ever receive an amount which would represent interest in excess of the Maximum Rate, such amount as would be excessive interest shall be applied to the reduction of the principal amount owing under the Notes and not to the payment of interest. In determining whether the interest paid or payable, under any contingency, exceeds such Maximum Rate, the Company and TCI shall to the maximum extent permitted by applicable law: (i) characterize any non-principal payment as an expense, fee, or premium rather than as interest;
(ii) exclude voluntary prepayments and the effects thereof; (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the full term of the Notes so that the actual rate of such interest does not exceed such Maximum Rate; or (iv) allocate interest between portions of the debt evidenced hereby so that no portion of such debt shall bear interest at a rate greater than such Maximum Rate. For purposes of the Notes, the term "applicable law" shall mean that law in effect from time to time and applicable to the credit transaction between the Company and TCI which lawfully permits the charging and collection of the highest permissible, lawful, non-usurious rate of interest on such transaction and the Notes, including laws of the State of Colorado and, to the extent controlling, laws of the United States of America.

                 SECTION 2.03  Payment; Maturity; Prepayment; Indemnity.

                 (a) Unless accelerated hereunder, the principal amount of each Revolving Loan, together with all interest accrued and unpaid thereon, shall be due and payable on the Maturity Date.

                 (b) The Company shall have the right, at any time and from time to time, to prepay any Revolving Loan, in whole or in part, without premium or penalty, upon giving written notice (a "Prepayment Notice") to TCI at least three (3) Business Days prior to such prepayment. Each Prepayment Notice shall specify the principal amount of each Revolving Loan (or portion thereof) to be prepaid and the date of prepayment and shall commit the Company to prepay such borrowing on the date specified therein. All prepayments shall be accompanied by accrued and unpaid interest on the principal amount being prepaid to the date of prepayment.

     SECTION 2.04  Reduction and Termination of Revolving Loan Commitment.

                 (a) The Revolving Loan Commitment shall be immediately and irrevocably reduced on a dollar-for-dollar basis by up to $300,000,000 if and to the extent the aggregate amount of any additional capital that TCI Telephony Services, Inc., a Delaware corporation and an indirect wholly owned subsidiary of TCI, contributes or is required to contribute to two limited partnerships, Sprint Spectrum Holding Company, L.P. and MinorCo, L.P., does not exceed $300,000,000.

                 (b) Upon at least three (3) Business Days prior irrevocable written notice to TCI, the Company may at any time in whole or, from time to time, in part permanently reduce the amount of the Revolving Loan Commitment.

                 (c) The Revolving Loan Commitment shall terminate on the earlier to occur of: (i) the Maturity Date, or (ii) an Event of Default (collectively, the "Revolving Loan Commitment Termination Date").

                 SECTION 2.05 Facility Fees. As additional compensation to TCI in connection with this Credit Agreement and the Revolving Loans, the Company shall pay to TCI a commitment fee (the "Commitment Fee") equal to .375% per annum on the average daily Unused Portion of the Revolving Loan Commitment, for the period commencing on the Expiration Date through and including the Revolving Loan Commitment Termination Date. The Commitment Fee shall be computed on the basis of a 360-day year for actual days elapsed and shall be payable quarterly, in arrears, commencing December 31, 1997, each March 31, June 30, September 30, and December 31 thereafter, and on the Revolving Loan Commitment Termination Date.

                 SECTION 2.06 No Security. The Loans made by TCI under this Credit Agreement shall be unsecured.


                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES


                 SECTION 3.01 Mutual Representations and Warranties. As an inducement to enter into this Credit Agreement, each party represents to and agrees with the other that:

                 (a) with respect to TCI, it is a corporation, and with respect to the Company, it is a limited liability company, each duly organized, validly existing and in good standing under the laws of the State of Delaware and each has all requisite corporate power to own, lease and operate its properties, to carry on its business as presently conducted and to carry out the transactions contemplated by this Credit Agreement.

                 (b) it has duly and validly taken all corporate action necessary to authorize the execution, delivery and performance of this Credit Agreement (and, with respect to the Company, the Notes).

                 (c) this Credit Agreement (and, with respect to the Company, the Notes) has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms.

                 (d) none of the execution and delivery of this Credit Agreement (and, with respect to the Company, the Notes) or the compliance with any of the provisions of this Credit Agreement (and, with respect to the Company, the Notes) will (i) conflict with or result in a breach of any provision of (y) with respect to TCI, its corporate charter or by-laws, or (z) with respect to the Company, its certificate of formation or limited liability agreement, (ii) breach, violate or result in a default under any of the terms of any agreement or other instrument or obligation (including, without limitation, those in respect of Indebtedness) to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries' properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its Subsidiaries or affecting any of its or any of its Subsidiaries' properties or assets.


                                  ARTICLE IV.
                             CONDITIONS OF LENDING


                 SECTION 4.01 Conditions Precedent. The obligation of TCI to make a Revolving Loan hereunder on any date shall be subject to the satisfaction of TCI with the fulfillment of the following conditions precedent:

                 (a) TCI shall have received a notice of such borrowing as required by Section 2.01(b).

                 (b) The representations and warranties of the Company set forth in Article III shall be true and correct with the same effect as though made on and as of such date.

                 (c) The Company shall be in compliance with all of the terms and conditions of this Credit Agreement (including the Notes), and at the time of, and immediately after such borrowing no Default or Event of Default shall have occurred and be continuing.

                 (d) TCI shall have received from the Company such additional information and materials as TCI shall have reasonably requested, and all proceedings and documents in connection with any Revolving Loan shall be satisfactory to counsel (which may be in-house counsel) for TCI.


                                   ARTICLE V.
                                    DEFAULTS


                 If any one or more of the following events ("Events of Default") shall occur and be continuing, TCI may by notice to the Company terminate the Revolving Loan Commitment and/or declare the entire unpaid balance of the principal of, and interest on, any outstanding Revolving Loans to be forthwith due and payable, and thereupon the same and any unpaid Commitment Fees and all other liabilities of the Company accrued hereunder shall immediately become due and payable without further act, except that in the case of the occurrence of an Event of Default described in Section 5.05, the Revolving Loan Commitment shall automatically terminate and the unpaid balance of the principal of, and interest on, all of the outstanding Revolving Loans and any unpaid Commitment Fees and all other liabilities of the Company accrued hereunder shall automatically become due and payable without any requirement of notice. Except for the notice provided for in the immediately preceding sentence, the Company hereby expressly waives any presentment, demand, protest, notice of protest or other notice of any kind.

                 SECTION 5.01  Failure to Pay.

                 (a) Failure by the Company to make any payment of principal or interest on the Revolving Loans when due, whether on an Interest Payment Date, the Maturity Date or a date fixed for prepayment or otherwise; provided, however, that no event of default shall be deemed to occur upon a failure by the Company to pay an optional prepayment under section 2.03(b); or

                 (b) Failure by the Company to pay the Commitment Fee in full within five (5) days of the date such payment is due.

                 SECTION 5.02 Breach of Agreement. Failure by the Company to perform or observe any other term, covenant, or condition of this Credit Agreement which shall remain unremedied for a period of thirty (30) days after TCI shall have notified the Company of such failure.

                 SECTION 5.03 Breach of Debt Instrument. A default by the Company or any of its Subsidiaries in the payment of, principal of, or interest on any Indebtedness in excess of $5,000,000, or the failure to observe or perform any other agreement or condition relating to any such Indebtedness, or the occurrence or failure to occur of any other event or condition, so that, as a result of such default, failure to observe or perform, occurrence or failure to occur, such Indebtedness is accelerated or may be declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable, unless prior to the exercise by TCI of any of its remedies hereunder (including acceleration of the maturity of the Revolving Loans): (i) such default, failure to observe or perform, occurrence or failure to occur has been cured in full or unconditionally waived with the result that the payment of such Indebtedness may not thereafter be accelerated on the basis thereof, or (ii) such declaration of acceleration has been rescinded or annulled on terms satisfactory to TCI, or (iii) the Company or such Subsidiary, as the case may be, shall have contested such declaration of acceleration in good faith and by appropriate proceedings and have obtained and thereafter maintained the stay of such acceleration and all consequences thereof that would have a material adverse effect on the Company and its Subsidiaries (considered as a whole) or the rights of TCI hereunder.

                 SECTION 5.04 Breach of Representation. Any representation or warranty made by the Company to TCI in this Credit Agreement, or in connection with the making of any Revolving Loan, or in any certificate or other document furnished by the Company at any time under or in connection with this Credit Agreement, shall prove to have been false in any material respect when made.

                 SECTION 5.05 Bankruptcy, Etc. The Company shall make an assignment for the benefit of creditors, file a petition in bankruptcy, be adjudicated insolvent or bankrupt, suffer an order for relief under any federal bankruptcy law, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, which remains undismissed for a period of thirty
(30) days or more; or the Company, by any act or omission, shall indicate its consent to, approval of, or acquiescence in any such petition, application or proceeding or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall suffer any custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more.

                 SECTION 5.06 Judgments, Etc. Any judgment against the Company or any of its Subsidiaries for any amount in excess of $5,000,000 shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days or more.

                 SECTION 5.07 Material Adverse Changes. A material adverse change in the business, assets, operations, prospects or condition (financial or otherwise) of the Company and any of its Subsidiaries, taken as a whole shall have occurred.

                                  ARTICLE VI.
                                 MISCELLANEOUS


                 SECTION 6.01 Severability. If any term, provision, covenant or restriction of this Credit Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In the event that any such term, provision, covenant or restriction is so held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision or restriction.

                 SECTION 6.02 Assignment. This Credit Agreement shall not be assignable, in whole or in part, directly or indirectly, by operation of law or otherwise, by the Company without the prior written consent of TCI, and any attempt by the Company to assign any rights or obligations arising under this Credit Agreement without such consent shall be void. TCI may assign the Notes in whole or in part. TCI may assign this Credit Agreement with the prior written consent of the Company, which consent shall not be unreasonably withheld. The provisions of this Credit Agreement shall be binding upon, inure to the benefit of, and be enforceable by TCI and the Company and their respective successors (subject, as to the Company, to the first sentence above) and permitted assigns.

                 SECTION 6.03 Further Assurances. Subject to the provisions hereof, each of TCI and the Company shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Credit Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of TCI and the Company shall, in connection with entering into this Credit Agreement, performing its obligations hereunder and taking any and all actions relating thereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the other with all such information as the other may reasonably request in order to be able to comply with the provisions of this sentence.

                 SECTION 6.04 Parties in Interest. Nothing in this Credit Agreement expressed or implied is intended or shall be construed to confer any right or benefit upon any person, firm or corporation other than TCI and the Company and their respective successors (subject, as to the Company, to the first sentence of Section 6.02) and permitted assigns.

                 SECTION 6.05 Waivers, Etc. No failure or delay on the part of TCI in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Credit Agreement nor consent to any departure by TCI therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

                 SECTION 6.06 Setoff. All payments to be made by the Company under this Credit Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

                 SECTION 6.07 Confidentiality. Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any legal action, each party shall keep strictly confidential and shall cause its employees and agents to keep strictly confidential, any information which it or any of its agents or employees may acquire pursuant to, or in the course of performing its obligations under, any provision of this Credit Agreement; provided, however, that such obligation to maintain confidentiality shall not apply to information which (x) at the time of disclosure was in the public domain not as a result of acts by the receiving party or (y) was in the possession of the receiving party at the time of disclosure.

                 SECTION 6.08 Entire Credit Agreement. This Credit Agreement (including the Exhibit hereto) and the Notes contain the entire understanding of the parties with respect to the transactions contemplated hereby.

                 SECTION 6.09 Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Credit Agreement.

                 SECTION 6.10 Counterparts. For the convenience of the parties, any number of counterparts of this Credit Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

                 SECTION 6.11 Notices. All notices and other communications provided for herein or made hereunder shall be in writing and shall be hand delivered, telecopied or mailed to the intended recipient at the telephone number or address specified below:

                 The Company:     TCI Ventures Group, LLC
                                  5619 DTC Parkway
                                  Englewood, Colorado  80111
                                  Attn:  President

                                  Facsimile:  (303) 488-3200

                 With a copy similarly addressed:  Attention:  Legal Department

                 TCI:
                                  Tele-Communications, Inc.
                                  5619 DTC Parkway
                                  Englewood, Colorado  80111
                                  Attn:  Treasurer

                                  Facsimile:  (303) 488-3200

                 With a copy similarly addressed:  Attention:  Legal Department or to such other telephone number or address as shall be designated by such party in a notice to the other party. All notices and other communications hereunder shall be deemed delivered and received: (i) in the case of a telecopy, when transmitted by telecopier, answer back received, (ii) in the case of personal delivery, when delivered, and (iii) in the case of a mailing, three (3) Business Days after deposited in the mails (registered or certified mail, return receipt requested, postage prepaid), in each case given or addressed as aforesaid. Telephonic notice may be given, provided it is promptly confirmed by the sender by telecopy as aforesaid.

                 SECTION 6.13 Governing Law. This Credit Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado applicable to contracts made and to be performed therein.


                 IN WITNESS WHEREOF, TCI and the Company have caused this Credit Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.


                                           TELE-COMMUNICATIONS, INC.


                                           -------------------------------------
                                           By:
                                           Title:



                                           TCI VENTURES GROUP, LLC


                                           -------------------------------------
                                           By:
                                           Title:

                                   EXHIBIT A

                          FORM OF REVOLVING LOAN NOTE

$500,000,000                                                 Englewood, Colorado
                                                                          , 1997
                                                             -------------


                 FOR VALUE RECEIVED, effective as of the date first above written, the undersigned, TCI VENTURES GROUP, LLC, a Delaware limited liability (the "Borrower"), hereby promises to pay to the order of TELE-COMMUNICATIONS, INC., a Delaware corporation, or assigns (the "Lender"), the lesser of the principal sum of FIVE HUNDRED MILLION DOLLARS ($500,000,000) and the aggregate unpaid principal amount of the outstanding Revolving Loans to the Borrower from the Lender pursuant to the Credit Agreement, dated as of ____________, 1997, by and between the Borrower and the Lender (as the same may be amended or otherwise modified from time to time, the "Credit Agreement"), in lawful money of the United States of America, in immediately available funds, and to pay interest from the date first above specified on the principal amount hereof from time to time outstanding, in like funds, at said office, at a rate or rates per annum and payable on the dates determined pursuant to the Credit Agreement.

                 The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from the due date at a rate or rates determined as set forth in the Credit Agreement.

                 The Borrower hereby waives diligence, presentment, demand, protest and notice (except for the notice required by section 5.01 of the Credit Agreement) of any kind whatsoever. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

                 All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such a notation shall not affect the obligations of the Borrower under this Note.

                 In the event of any action at law or suit in equity with respect to this Note, the Borrower, in addition to all other sums which it may be required to pay hereunder, will pay a reasonable sum for attorneys' fees incurred by the holder hereof in connection with such action or suit and all other costs of collection.

                 This Note is one of the Notes referred to in the Credit Agreement and is entitled to the benefits, and is subject to the terms, set forth therein, which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This Note shall be construed in accordance with and governed by the laws of the State of Colorado and any applicable laws of the United States of America.



                                        TCI VENTURES GROUP, LLC



                                        By:
                                           -------------------------------------

                                        Title:
                                              ----------------------------------

                                    SCHEDULE

                               LOANS AND PAYMENTS






                                                                           Unpaid           Name of
                                              Payments                   Principal           Person
                    Amount                    --------                    Balance            Making
    Date           of Loan           Principal         Interest           of Note           Notation
    ----           -------           ---------         --------          ---------          --------

----------------------------------------------------------------------------------------------------

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